UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2014

American Water Works Company, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-34028

Delaware	51-0063696
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1025 Laurel Oak Road

Voorhees, NJ 08043

(Address of principal executive offices, including zip code)

(856) 346-8200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Susan N. Story became the President and Chief Executive Officer of American Water Works Company, Inc. (the “Company”) on May 9, 2014. Previously, she served as the Company’s Senior Vice President and Chief Financial Officer.

On May 9, 2014, the Company entered into an employment letter agreement with Ms. Story (the “Employment Agreement”). Under the Employment Agreement, effective on May 10, 2014, Ms. Story’s annual base salary was increased to $700,000. In addition, her target payout under the Company’s Annual Incentive Plan (“AIP”) was increased to 100% of her annual base salary. In accordance with the terms of the Employment Agreement, Ms. Story’s 2014 AIP target award and the salary amount upon which the target award is based have been prorated to reflect the portions of the year she has served as Senior Vice President and Chief Financial Officer and will serve as President and Chief Executive Officer. Moreover, pursuant to the Employment Agreement, Ms. Story’s target payout under the Company’s Long-Term Incentive Plan (“LTIP”) was increased to 200% of her annual base salary and, in addition to the LTIP grant she previously received in 2014, Ms. Story received an additional LTIP grant to reflect her increased salary and LTIP target payout. The Employment Agreement provides that the additional LTIP grant be made in the same proportions and on the same terms as the LTIP grant that she previously received for 2014. The additional grant included 4,807 performance share units (“PSUs”), of which 2,288 PSUs represent a contingent right to receive one share of Company common stock, with the actual number of shares to be awarded based on the Company’s total stockholder return relative to the performance of the other companies in the Dow Jones U.S. Utilities Total Return Index over the three-year performance period beginning on January 1, 2014 and ending December 31, 2016. The remaining 2,519 PSUs also represent a contingent right to receive one share of Company common stock, with the actual number of shares to be awarded based upon (a) the average of the ratio of the Company’s regulated operations’ total operation and maintenance expense to total operating revenues for each of 2014, 2015 and 2016 and (b) growth of the Company’s earnings per share (as adjusted) compounded annually over the three year period from January 1, 2014 through December 31, 2016. In addition, Ms. Story was granted 1,679 restricted stock units that settle in shares of Company common stock on a one share per unit basis and vest in three equal installments on January 1, 2015, 2016 and 2017. Ms Story also was granted a stock option to purchase 14,996 shares of Company common stock at an exercise price of $46.26 per share. The option vests in three equal installments on January 1, 2015, 2016 and 2017.

In accordance with the Company’s executive severance policy, in the event Ms. Story’s employment is terminated by the Company without cause (as determined by the Board of Directors) she would receive salary continuation and COBRA benefits, and would continue to participate in any Company-sponsored life insurance plan, for a period of 18 months following termination. She also would receive a pro rata AIP award for the year in which the termination occurs, to the extent such payment is provided for under the terms of the applicable AIP.

The foregoing summary of the Employment Agreement is qualified in all respects by reference to the Employment Agreement, a copy of which is attached to this Form 8-K as Exhibit 99.1 and is incorporated by reference into this report.

Item 5.07. Submission of Matters to a Vote of Security Holders

Results of 2014 Annual Meeting of Stockholders

The Annual Meeting of the Stockholders of the Company was held on May 9, 2014.

At the meeting, the holders of 158,276,856, or 89 percent of the Company’s common stock were represented in person or by proxy constituting a quorum. At the meeting:

(1)	the following nominees were elected as directors of the Company for a term expiring at the 2015 Annual Meeting and received the votes set forth adjacent to their names below:

	For	Against	Abstain	Broker Non Votes

Julie A. Dobson	132,967,787	928,925	160,897	24,219,247

Paul J. Evanson	133,560,888	329,704	167,017	24,219,247

Martha Clark Goss	133,543,529	357,568	156,512	24,219,247

Richard R. Grigg	132,933,795	961,304	162,510	24,219,247

Julia L. Johnson	131,982,692	1,913,507	161,410	24,219,247

George MacKenzie	133,535,645	364,502	157,462	24,219,247

William J. Marrazzo	133,503,678	395,534	158,397	24,219,247

Susan N. Story	133,696,723	206,319	154,567	24,219,247

(2)	the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 was ratified by the following vote:

For	Against	Abstain
156,936,859	1,044,771	295,226

(3)	the advisory vote on executive compensation was approved by the following vote:

For	Against	Abstain	Broker Non Votes
129,518,815	3,455,835	1,082,959	24,219,247

Item 8.01. Other Matters

On May 9, 2014, the board of directors of the Company reconstituted the committees of the board.

The membership of the reconstituted committees of the board of directors is as follows:

Audit Committee	Compensation Committee	Finance Committee	Nominating/Corporate Governance Committee
Julie A. Dobson (Chair)	William J. Marrazzo (Chair)	Richard R. Grigg (Chair)	Julia L. Johnson (Chair)
Martha Clark Goss	Paul J. Evanson	Martha Clark Goss	Julie A. Dobson
William J. Marrazzo	Julia L. Johnson	Paul J. Evanson	Richard R. Grigg

Item 9.01	Exhibits.

Exhibit No.	Description

99.1	Employment Letter Agreement, dated May 9, 2014, between the Company and Susan Story.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN WATER WORKS COMPANY, INC.

Date: May 14, 2014	By:	/s/ Kellye L. Walker
Kellye L. Walker
Senior Vice President, General Counsel and Secretary

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